Exhibit 10.18

ADICET BIO, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Adicet Bio, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company asset forth below:

Cash Retainers

Annual Retainer for Board Membership: $35,000 for general availability and participation in meetings and conference calls of our Board of Directors (the “Board”). No additional compensation will be paid for attending individual meetings of the Board.

Additional Annual Retainer for Non-Executive Chair of the Board: $30,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chair:	$15,000

Audit Committee member:	$7,500

Compensation Committee Chair:	$10,000

Compensation Committee member:	$5,000

Nominatingand Corporate Governance Committee Chair:	$8,000

Nominatingand Corporate Governance Committee member:	$4,000

No additional compensation for attending individual committee meetings. All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee directors, pro-rated based on the number of actual days served by the director during such calendar quarter. Chair and committee member retainers are in addition to retainers for members of the Board.

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Equity Retainers

Initial Award: An initial, one-time equity award (the “Initial Award”) of 37,000 options to each new non-employee director upon his or her election to the Board, which shall vest in thirty-six (36) equal monthly beginning on the date of grant, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director of the Company. This Initial Award applies only to non-employee directors who are first elected to the Board subsequent to the Company’s initial public offering. If the Initial Award is in the form of a stock option, such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2018 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Annual Award: On each date of the Company’s Annual Meeting of Stockholders following the completion of the Company’s initial public offering (the “Annual Meeting”), each continuing non-employee member of the Board, other than a director receiving an Initial Award, will receive an annual equity award (the “Annual Award”) of 18,500 options, which shall vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. If the Annual Award is in the form of a stock option, such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2018 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Adopted by the Board on December 21, 2017, as amended by the Board on April 30, 2021 and subsequently on January 27, 2022.

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